Exhibit 99.1

Vantiv Reports Third Quarter 2016 Results

Raises Full Year Guidance Following Several Quarters of Strong Performance

CINCINNATI, October 26, 2016 - Vantiv, Inc. (NYSE: VNTV) (“Vantiv” or the “company”) today announced financial results for the third quarter ended September 30, 2016. Total revenue increased 12% to $914 million in the third quarter as compared to $816 million in the prior year period. Net revenue increased 14% to $491 million as compared to $430 million in the prior year period, reflecting strong transaction growth. On a GAAP basis, net income per diluted share attributable to Vantiv, Inc. increased 52% to $0.41 as compared to $0.27 in the prior year period. Pro forma adjusted net income per share increased 20% to $0.71 as compared to $0.59 in the prior year period. (See Schedule 2 for pro forma adjusted net income per share.)

“Our business continues to generate high rates of organic growth,” said Charles Drucker, president and chief executive officer at Vantiv. “Our ability to deliver superior financial results by consistently winning market share speaks to the strength of our people and their consistent focus on execution.”

Merchant Services
Merchant Services net revenue increased 17% to $404 million in the third quarter as compared to $345 million in the prior year period, primarily due to a 10% increase in transactions and a 6% increase in net revenue per transaction. Sales and marketing expenses increased 17% to $148 million in the third quarter as compared to $126 million in the prior year period, primarily due to new sales growth in partner channels.

Financial Institution Services
Financial Institution Services net revenue increased 1% to $86.2 million in the third quarter as compared to $85.6 million in the prior year period. Net revenue growth was impacted by compression from the Fifth Third Bank contract renewal, partially offset by contribution from EMV card reissuance and fraud related services. Sales and marketing expenses decreased 8% to $5.6 million in the third quarter as compared to $6.1 million in the prior year period.

Operating Expenses
Other operating costs increased 8% on a GAAP basis to $72 million in the third quarter as compared to $67 million in the prior year period. When excluding transition, acquisition and integration costs, Other operating costs increased 15% on a pro forma basis to $70 million as compared to $61 million in the prior year period.

General and administrative expenses decreased 2% on a GAAP basis to $40.7 million in the third quarter as compared to $41.5 million in the prior year period. When excluding transition, acquisition and integration costs as well as share-based compensation, General and administrative expenses increased 7% on a pro forma basis to $30 million as compared to $28 million in the prior year period.

Adjusted EBITDA
Adjusted EBITDA increased 14% to $237 million or 48.3% of net revenue in the third quarter as compared to $208 million or 48.4% of net revenue in the prior year period.

Depreciation and Amortization
Depreciation and amortization expense decreased on a GAAP basis to $66 million in the third quarter as compared to $71 million in the prior year period. Excluding amortization of intangible assets related to acquisitions, depreciation and amortization expense decreased on a pro forma basis to $18 million as compared to $22 million in the prior year period.

Share Repurchase Authorization Increased to $300 Million
Vantiv’s Board of Directors authorized the repurchase of additional shares of Vantiv Class A common stock  with an aggregate purchase price of up to $250 million, providing the company with a total of approximately $300 million available for share repurchases.

Debt Refinancing
Total debt was increased by $250 million in connection with the refinancing of credit facilities which resulted in a reduction of interest rates. Following the refinancing, outstanding debt consists of a $2.5 billion Term A loan, maturing in October 2021, and a $765 million Term B loan, maturing in October 2023. The financing also includes a revolving credit facility of $650 million.

Full-Year and Fourth Quarter Financial Outlook
Based on continued strong performance, the company is increasing full-year 2016 expectations. Net revenue for the full-year 2016 is expected to be $1,890 to $1,900 million, representing an increase of 12% to 13% above the prior year. On a GAAP basis, net income per diluted share attributable to Vantiv, Inc. is expected to be $1.43 to $1.45 for the full-year 2016. Pro forma adjusted net income per share is expected to be $2.67 to $2.69 for the full-year 2016.

For the fourth quarter of 2016, net revenue is expected to be $488 to $498 million, representing an increase of 8% to 10% above the prior year period. On a GAAP basis, net income per diluted share attributable to Vantiv, Inc. is expected to be $0.39 to $0.41 for the fourth quarter of 2016. Pro forma adjusted net income per share is expected to be $0.70 to $0.72 for the fourth quarter of 2016.

Earnings Conference Call and Audio Webcast
The company will host a conference call to discuss the third quarter financial results today at 8:00 a.m. ET. The conference call can be accessed live over the phone by dialing (877) 852-6581, or for international callers (719) 325-4850, and referencing conference code 9805706. A replay will be available approximately two hours after the call concludes and can be accessed by dialing (888) 203-1112, or for international callers (719) 457-0820, and entering replay passcode 9805706. The replay will be available through November 9, 2016. The call will also be webcast live from the company's investor relations website at http://investors.vantiv.com. Following completion of the call, a recorded replay of the webcast will be available on the website.

ABOUT VANTIV
Vantiv, Inc. (NYSE: VNTV) is a leading payment processor differentiated by an integrated technology platform. Vantiv offers a comprehensive suite of traditional and innovative payment processing and technology solutions to merchants and financial institutions of all sizes, enabling them to address their payment processing needs through a single provider. We build strong relationships with our customers, helping them become more efficient, more secure and more successful. Vantiv is the second largest merchant acquirer and the largest PIN debit acquirer based on number of transactions in the U.S. The company's growth strategy includes expanding further into high-growth channels and verticals, including integrated payments, eCommerce, and merchant bank. Visit us at the new www.vantiv.com, or follow us on Twitter, Facebook, LinkedIn, Google+ and YouTube.

© 2016 Vantiv, LLC. All Rights Reserved. All trademarks, service marks and trade names referenced herein are the property of their respective owners. Vantiv and other Vantiv products and services mentioned herein as well as their respective logos are registered trademarks or trademarks of Vantiv, LLC in the U.S. and other countries.

Non-GAAP and Pro Forma Financial Measures
This earnings release presents non-GAAP and pro forma financial information including net revenue, adjusted EBITDA, pro forma adjusted net income, and pro forma adjusted net income per share. These are important financial performance measures for the company, but are not financial measures as defined by GAAP. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The company uses these non-GAAP and pro forma financial performance measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.

Forward-Looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this release are forward-looking statements including any statements regarding guidance and statements of a general economic or industry specific nature. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, guidance, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider information presented herein, you should understand that these statements are not guarantees of future performance or results. They depend upon future events and are subject to risks, uncertainties (many of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual future performance or results and cause them to differ materially from those anticipated in the forward-looking statements. Certain of these factors and other risks are discussed in the company's filings with the U.S. Securities and Exchange Commission (the “SEC”) and include, but are not limited to: (i) our ability to adapt to developments and change in our industry; (ii) competition; (iii) unauthorized disclosure of data or security breaches; (iv) systems failures or interruptions; (v) our ability to expand our market share or enter new markets; (vi) our ability to identify and complete acquisitions, joint ventures and partnerships; (vii) failure to comply with applicable requirements of Visa, MasterCard or other payment networks or changes in those requirements; (viii) our ability to pass along fee increases; (ix) termination of sponsorship or clearing services; (x) loss of clients or referral partners; (xi) reductions in overall consumer, business and government spending; (xii) fraud by merchants or others; (xiii) a decline in the use of credit, debit or prepaid cards; (xiv) consolidation in the banking and retail industries; (xv) the effects of governmental regulation or changes in laws; and (xvi) outcomes of future litigation or investigations. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. More information on potential factors that could affect the company’s financial results and performance is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s periodic reports filed with the SEC, including the company’s most recently filed Annual Report on Form 10-K and its subsequent filings with the SEC.

Any forward-looking statement made by us in this release speaks only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

CONTACTS

Investors
Nathan Rozof, CFA
Investor Relations
(866) 254-4811
(513) 900-4811
IR@vantiv.com

Media
Andrew Ciafardini
Corporate Communications
(513) 900-5308
Andrew.Ciafardini@vantiv.com

Schedule 1
Vantiv, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except share data)

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2016	2015		2016	2015
Total revenue	$914,019	$815,998	12%	$2,623,859	$2,307,604	14%
Network fees and other costs	423,361	385,548	10%	1,221,510	1,079,043	13%
Net revenue(1)	490,658	430,450	14%	1,402,349	1,228,561	14%
Sales and marketing	153,248	132,481	16%	433,730	371,461	17%
Other operating costs	72,162	66,563	8%	219,464	211,853	4%
General and administrative	40,727	41,492	(2)%	133,831	136,395	(2)%
Depreciation and amortization	66,086	70,638	(6)%	199,550	206,099	(3)%
Income from operations	158,435	119,276	33%	415,774	302,753	37%
Interest expense—net	(27,474)	(27,044)	2%	(81,321)	(78,769)	3%
Non-operating expenses(2)	(4,633)	(8,308)	(44)%	(14,949)	(23,799)	(37)%
Income before applicable income taxes	126,328	83,924	51%	319,504	200,185	60%
Income tax expense	39,324	24,776	59%	101,591	61,348	66%
Net income	87,004	59,148	47%	217,913	138,837	57%
Less: Net income attributable to non-controlling interests	(20,708)	(17,656)	17%	(52,552)	(41,820)	26%
Net income attributable to Vantiv, Inc.	$66,296	$41,492	60%	$165,361	$97,017	70%

Net income per share attributable to Vantiv, Inc. Class A common stock:
Basic	$0.43	$0.29	48%	$1.06	$0.67	58%
Diluted(3)	$0.41	$0.27	52%	$1.04	$0.64	63%
Shares used in computing net income per share of Class A common stock:
Basic	155,740,660	145,015,310		155,603,265	145,039,413
Diluted	197,342,169	201,899,024		197,126,571	201,483,652

Non Financial Data:
Transactions (in millions)	6,270	5,776	9%	18,273	16,907	8%

(1) Net revenue is revenue, less network fees and other costs which primarily consist of pass through expenses incurred by us in connection with providing processing services to our clients, including Visa and MasterCard network association fees, payment network fees, third party processing expenses, telecommunication charges, postage and card production costs.
(2) Non-operating expenses for the three and nine months ended September 30, 2016 and 2015 primarily relate to the change in fair value of a tax receivable agreement (“TRA”) entered into as part of the acquisition of Mercury.
(3) Due to our structure as a C corporation and Vantiv Holding’s structure as a pass-through entity for tax purposes, the numerator in the diluted net income per share calculation is adjusted to reflect our income tax expense at an expected effective tax rate assuming the conversion of the Class B units of Vantiv Holding into shares of our Class A common stock. The expected effective tax rate for 2016 and 2015 was 36.0%. The components of the diluted net income per share calculation are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Income before applicable income taxes	$126,328	$83,924	$319,504	$200,185
Taxes	45,478	30,213	115,021	72,067
Net income	$80,850	$53,711	$204,483	$128,118
Diluted shares	197,342,169	201,899,024	197,126,571	201,483,652
Diluted EPS	$0.41	$0.27	$1.04	$0.64

Schedule 2
Vantiv, Inc.
Pro Forma Adjusted Net Income
(Unaudited)
(in thousands, except share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change
	(in thousands)			(in thousands)
Income before applicable income taxes	$126,328	$83,924	51%	$319,504	$200,185	60%
Non-GAAP Adjustments:
Transition, acquisition and integration costs(1)	2,761	11,359	(76)%	22,332	49,378	(55)%
Share-based compensation(2)	9,600	7,132	35%	25,892	23,852	9%
Intangible amortization(3)	47,797	48,682	(2)%	142,704	143,431	(1)%
Non-operating expenses(4)	4,633	8,308	(44)%	14,949	23,799	(37)%
Non-GAAP Adjusted Income Before Applicable Taxes	191,119	159,405	20%	525,381	440,645	19%
Less: Pro Forma Adjustments
Income tax expense(5)	68,803	57,386	20%	189,137	158,632	19%
Tax adjustments(6)	(18,902)	(16,842)	12%	(55,042)	(40,178)	37%
Other(7)	354	319	11%	1,581	1,470	8%
Pro Forma Adjusted Net Income	$140,864	$118,542	19%	$389,705	$320,721	22%

Pro Forma Adjusted Net Income Per Share	$0.71	$0.59	20%	$1.98	$1.59	25%
Adjusted Shares Outstanding	197,342,169	201,899,024		197,126,571	201,483,652

Non-GAAP and Pro Forma Financial Measures
This schedule presents non-GAAP and pro forma financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP, and such measures may not be comparable to those reported by other companies.

Pro forma adjusted net income is derived from GAAP income before applicable income taxes and adjusted for the following items described below:
(1) Represents acquisition and integration costs incurred in connection with our acquisitions, charges related to employee termination benefits and other transition activities. Transition, acquisition and integration costs for the three months ended September 30, 2016 and September 30, 2015 includes $1,769 and $5,110 in Other Operating, respectively and $992 and $6,249 in General and Administrative (“G&A”), respectively. Transition, acquisition and integration costs for the nine months ended September 30, 2016 and September 30, 2015 includes $7,744 and $23,343 in Other Operating, respectively and $14,588 and $26,035 in G&A, respectively.
(2) Share-based compensation is recorded in G&A.
(3) Represents amortization of intangible assets acquired through business combinations and customer portfolio and related asset acquisitions.
(4) Non-operating expenses for the three and nine months ended September 30, 2016 and 2015 primarily relate to the change in the fair value of a TRA entered into as part of the acquisition of Mercury.
(5) Represents adjusted income tax expense to reflect an effective tax rate of 36.0% for 2016 and 2015, assuming the conversion of the Class B units of Vantiv Holding into shares of Class A common stock, including the tax effect of adjustments described above. The effective tax rate is expected to remain at 36.0% for the remainder of 2016.
(6) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements.
(7) Represents the non-controlling interest, net of pro forma income tax expense discussed in (5) above, associated with a consolidated joint venture.

Schedule 3
Vantiv, Inc.
Segment Information
(Unaudited)
(in thousands)

Merchant Services

	Three Months Ended September 30,
	2016	2015	$ Change	% Change
Total revenue	$793,860	$687,394	$106,466	15%
Network fees and other costs	389,448	342,518	46,930	14%
Net revenue	404,412	344,876	59,536	17%
Sales and marketing	147,663	126,400	21,263	17%
Segment profit	$256,749	$218,476	$38,273	18%

Non-financial data:
Transactions (in millions)	5,241	4,743		10%
Net revenue per transaction	$0.0772	$0.0727		6%

	Nine Months Ended September 30,
	2016	2015	$ Change	% Change
Total revenue	$2,251,033	$1,935,364	$315,669	16%
Network fees and other costs	1,117,602	962,714	154,888	16%
Net revenue	1,133,431	972,650	160,781	17%
Sales and marketing	416,107	353,435	62,672	18%
Segment profit	$717,324	$619,215	$98,109	16%

Non-financial data:
Transactions (in millions)	15,244	13,887		10%
Net revenue per transaction	$0.0744	$0.0700		6%

Financial Institution Services

	Three Months Ended September 30,
	2016	2015	$ Change	% Change
Total revenue	$120,159	$128,604	$(8,445)	(7)%
Network fees and other costs	33,913	43,030	(9,117)	(21)%
Net revenue	86,246	85,574	672	1%
Sales and marketing	5,585	6,081	(496)	(8)%
Segment profit	$80,661	$79,493	$1,168	1%

Non-financial data:
Transactions (in millions)	1,029	1,033		—%
Net revenue per transaction	$0.0838	$0.0828		1%

	Nine Months Ended September 30,
	2016	2015	$ Change	% Change
Total revenue	$372,826	$372,240	$586	—%
Network fees and other costs	103,908	116,329	(12,421)	(11)%
Net revenue	268,918	255,911	13,007	5%
Sales and marketing	17,623	18,026	(403)	(2)%
Segment profit	$251,295	$237,885	$13,410	6%

Non-financial data:
Transactions (in millions)	3,029	3,020		—%
Net revenue per transaction	$0.0888	$0.0847		5%

Schedule 4
Vantiv, Inc.
Condensed Consolidated Statements of Financial Position
(Unaudited)
(in thousands)

	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$183,818	$197,096
Accounts receivable—net	750,449	680,033
Related party receivable	1,521	3,999
Settlement assets	150,901	143,563
Prepaid expenses	42,796	31,147
Other	55,118	61,661
Total current assets	1,184,603	1,117,499

Customer incentives	65,855	57,984
Property, equipment and software—net	344,424	308,009
Intangible assets—net	734,250	863,066
Goodwill	3,366,528	3,366,528
Deferred taxes	622,175	731,622
Other assets	31,350	20,718
Total assets	$6,349,185	$6,465,426

Liabilities and equity
Current liabilities:
Accounts payable and accrued expenses	$390,470	$364,878
Related party payable	3,367	4,698
Settlement obligations	668,282	677,502
Current portion of note payable	98,339	116,501
Current portion of tax receivable agreement obligations to related parties	153,903	31,232
Current portion of tax receivable agreement obligations	59,978	64,227
Deferred income	12,255	14,470
Current maturities of capital lease obligations	7,887	7,931
Other	16,796	13,940
Total current liabilities	1,411,277	1,295,379
Long-term liabilities:
Note payable	2,875,743	2,943,638
Tax receivable agreement obligations to related parties	317,215	801,829
Tax receivable agreement obligations	82,468	126,980
Capital lease obligations	15,385	21,801
Deferred taxes	33,845	15,836
Other	41,038	34,897
Total long-term liabilities	3,365,694	3,944,981
Total liabilities	4,776,971	5,240,360

Commitments and contingencies
Equity:
Total equity(1)	1,572,214	1,225,066
Total liabilities and equity	$6,349,185	$6,465,426

(1) Includes equity attributable to non-controlling interests.

Schedule 5
Vantiv, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2016	2015
Operating Activities:
Net income	$217,913	$138,837
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	199,550	206,099
Amortization of customer incentives	18,508	12,535
Amortization and write-off of debt issuance costs	4,818	6,784
Share-based compensation expense	25,892	23,852
Deferred taxes	49,900	35,527
Excess tax benefit from share-based compensation	(11,193)	(15,797)
Tax receivable agreements non-cash items	14,880	21,196
Other	433	—
Change in operating assets and liabilities:
Accounts receivable and related party receivable	(67,938)	28,743
Net settlement assets and obligations	(16,558)	23,876
Customer incentives	(30,808)	(22,716)
Prepaid and other assets	6,183	2,016
Accounts payable and accrued expenses	24,859	40,051
Payable to related party	(1,331)	1,869
Other liabilities	(4,713)	3,685
Net cash provided by operating activities	430,395	506,557
Investing Activities:
Purchases of property and equipment	(93,822)	(64,344)
Acquisition of customer portfolios and related assets and other	(2,179)	(39,312)
Purchase of derivative instruments	(21,523)	—
Net cash used in investing activities	(117,524)	(103,656)
Financing Activities:
Borrowings on revolving credit facility	1,180,000	—
Repayment of revolving credit facility	(1,180,000)	—
Repayment of debt and capital lease obligations	(98,019)	(295,208)
Proceeds from issuance of Class A common stock under employee stock plans	12,340	12,739
Repurchase of Class A common stock	(25,008)	(161,156)
Repurchase of Class A common stock (to satisfy tax withholding obligations)	(6,036)	(16,119)
Settlement of certain tax receivable agreements	(158,115)	(44,800)
Payments under tax receivable agreements	(53,474)	(22,805)
Excess tax benefit from share-based compensation	11,193	15,797
Distributions to non-controlling interests	(9,018)	(12,732)
Other	(12)	—
Decrease in cash overdraft	—	(2,627)
Net cash used in financing activities	(326,149)	(526,911)
Net increase (decrease) in cash and cash equivalents	(13,278)	(124,010)
Cash and cash equivalents—Beginning of period	197,096	411,568
Cash and cash equivalents—End of period	$183,818	$287,558
Cash Payments:
Interest	$76,404	$73,965
Taxes	35,709	6,484

Schedule 6
Vantiv, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(Unaudited)
(in thousands)

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2016	2015		2016	2015
Net income	$87,004	$59,148	47%	$217,913	$138,837	57%
Income tax expense	39,324	24,776	59%	101,591	61,348	66%
Non-operating expenses(1)	4,633	8,308	(44)%	14,949	23,799	(37)%
Interest expense—net	27,474	27,044	2%	81,321	78,769	3%
Share-based compensation	9,600	7,132	35%	25,892	23,852	9%
Transition, acquisition and integration costs(2)	2,761	11,359	(76)%	22,332	49,378	(55)%
Depreciation and amortization	66,086	70,638	(6)%	199,550	206,099	(3)%
Adjusted EBITDA	$236,882	$208,405	14%	$663,548	$582,082	14%

Non-GAAP Financial Measures
This schedule presents adjusted EBITDA, which is an important financial performance measure for the Company, but is not a financial measure as defined by GAAP. Such financial measure should not be considered as an alternative to GAAP net income, and such measure may not be comparable to those reported by other companies.

(1) Non-operating expenses for the three and nine months ended September 30, 2016 and 2015 primarily relate to the change in fair value of a TRA entered into as part of the acquisition of Mercury.
(2) Represents acquisition and integration costs incurred in connection with our acquisitions, charges related to employee termination benefits and other transition activities.

Schedule 7
Vantiv, Inc.
Outlook Summary
(Unaudited)

	Fourth Quarter Financial Outlook			Full Year Financial Outlook
	Three Months Ended December 31,			Year Ended December 31,
	2016 Outlook	2015 Actual	% Change	2016 Outlook	2015 Actual	% Change
GAAP net income per share attributable to Vantiv, Inc.	$0.39 - $0.41	$0.31	26% - 32%	$1.43 - $1.45	$0.95	51% - 53%
Adjustments to reconcile GAAP to non-GAAP pro forma adjusted net income per share(1)	$0.31	$0.34	(9)%	$1.24	$1.29	(4)%
Pro forma adjusted net income per share	$0.70 - $0.72	$0.65	8% - 11%	$2.67 - $2.69	$2.24	19% - 20%

Non-GAAP and Pro Forma Financial Measures
This schedule presents non-GAAP and pro forma financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP, and such measures may not be comparable to those reported by other companies.

(1) Represents adjustments for the following items: (a) acquisition and integration costs incurred in connection with our acquisitions, charges related to employee termination benefits and other transition activities; (b) share-based compensation; (c) amortization of intangible assets acquired in business combinations and customer portfolio and related asset acquisitions; (d) non-operating expense primarily associated with the change in fair value of a TRA entered into as part of the acquisition of Mercury; (e) non-controlling interest; (f) adjustments to income tax expense to reflect an effective rate of 36.0%, assuming conversion of the Fifth Third Bank non-controlling interests into shares of Class A common stock, including the tax effect of adjustments described above; and (g) tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements.